Filed Pursuant to Rule 433

Registration No. 333-289928

Final Term Sheet

November 10, 2025

VERIZON COMMUNICATIONS INC.

$2,000,000,000 4.750% Notes due 2033

$2,250,000,000 5.000% Notes due 2036

$1,500,000,000 5.750% Notes due 2045

$3,250,000,000 5.875% Notes due 2055

$2,000,000,000 6.000% Notes due 2065

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	4.750% Notes due 2033 (the “Notes due 2033”)
5.000% Notes due 2036 (the “Notes due 2036”)
5.750% Notes due 2045 (the “Notes due 2045”)
5.875% Notes due 2055 (the “Notes due 2055”)
6.000% Notes due 2065 (the “Notes due 2065” and, together with the Notes due 2033, the Notes due 2036, the Notes due 2045 and the Notes due 2055, the “Notes”)

Trade Date:	November 10, 2025

Settlement Date (T+9):	November 24, 2025

Maturity Date:	Notes due 2033: January 15, 2033
Notes due 2036: January 15, 2036
Notes due 2045: November 30, 2045
Notes due 2055: November 30, 2055
Notes due 2065: November 30, 2065

Aggregate Principal Amount Offered:	Notes due 2033: $2,000,000,000 (to the public)
Notes due 2036: $2,250,000,000 (to the public)
Notes due 2045: $1,500,000,000 (to the public)
Notes due 2055: $2,850,000,000 (to the public) Notes due 2055: $400,000,000 (to Verizon for redelivery to the Bell Atlantic Master Trust (the “trust”))
Notes due 2065: $1,700,000,000 (to the public) Notes due 2065: $300,000,000 (to Verizon for redelivery to the trust)

Public Offering Price:	Notes due 2033: 99.709% plus accrued interest, if any, from November 24, 2025
Notes due 2036: 99.142% plus accrued interest, if any, from November 24, 2025
Notes due 2045: 99.587% plus accrued interest, if any, from November 24, 2025
Notes due 2055: 99.607% plus accrued interest, if any, from November 24, 2025
Notes due 2065: 99.953% plus accrued interest, if any, from November 24, 2025

Underwriting Discount:	Notes due 2033: 0.350%
Notes due 2036: 0.400%
Notes due 2045: 0.600%
Notes due 2055: 0.750%
Notes due 2065: 0.750%

Proceeds to Verizon (before expenses):	except that no underwriting discount will be paid in respect of notes allocated to Verizon and redelivered to the trust Notes due 2033: $1,987,180,000
Notes due 2036: $2,221,695,000
Notes due 2045: $1,484,805,000
Notes due 2055: $2,817,424,500
Notes due 2065: $1,686,451,000 Verizon will not receive proceeds in respect of notes allocated to it and redelivered to the trust

Interest Rate:	Notes due 2033: 4.750% per annum
Notes due 2036: 5.000% per annum
Notes due 2045: 5.750% per annum
Notes due 2055: 5.875% per annum
Notes due 2065: 6.000% per annum

Interest Payment Dates:	Notes due 2033: Semiannually on each January 15 and July 15, commencing July 15, 2026
Notes due 2036: Semiannually on each January 15 and July 15, commencing July 15, 2026
Notes due 2045: Semiannually on each May 30 and November 30, commencing May 30, 2026
Notes due 2055: Semiannually on each May 30 and November 30, commencing May 30, 2026
Notes due 2065: Semiannually on each May 30 and November 30, commencing May 30, 2026

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Notes due 2033: (i) Make-whole call at any time prior to November 15, 2032 (two months prior to maturity), at the Treasury Rate plus 15 basis points; and (ii) par call at any time on or after November 15, 2032 (two months prior to maturity), at 100% of the principal amount of the Notes due 2033 being redeemed
Notes due 2036: (i) Make-whole call at any time prior to October 15, 2035 (three months prior to maturity), at the Treasury Rate plus 15 basis points; and (ii) par call at any time on or after October 15, 2035 (three months prior to maturity), at 100% of the principal amount of the Notes due 2036 being redeemed
Notes due 2045: (i) Make-whole call at any time prior to May 30, 2045 (six months prior to maturity), at the Treasury Rate plus 20 basis points; and (ii) par call at any time on or after May 30, 2045 (six months prior to maturity), at 100% of the principal amount of the Notes due 2045 being redeemed
Notes due 2055: (i) Make-whole call at any time prior to May 30, 2055 (six months prior to maturity), at the Treasury Rate plus 20 basis points; and (ii) par call at any time on or after May 30, 2055 (six months prior to maturity), at 100% of the principal amount of the Notes due 2055 being redeemed
Notes due 2065: (i) Make-whole call at any time prior to May 30, 2065 (six months prior to maturity), at the Treasury Rate plus 20 basis points; and (ii) par call at any time on or after May 30, 2065 (six months prior to maturity), at 100% of the principal amount of the Notes due 2065 being redeemed

CUSIP:	Notes due 2033: 92343V HF4
Notes due 2036: 92343V HG2
Notes due 2045: 92343V HH0
Notes due 2055: 92343V HJ6
Notes due 2065: 92343V HK3

ISIN:	Notes due 2033: US92343VHF40
Notes due 2036: US92343VHG23
Notes due 2045: US92343VHH06
Notes due 2055: US92343VHJ61
Notes due 2065: US92343VHK35

Allocation:

	Principal Amount of Notes due 2033	Principal Amount of Notes due 2036	Principal Amount of Notes due 2045	Principal Amount of Notes due 2055	Principal Amount of Notes due 2065
Morgan Stanley & Co. LLC	$523,144,000	$588,537,000	$392,358,000	$850,109,000	$523,144,000
BofA Securities, Inc.	123,134,000	138,526,000	92,351,000	200,093,000	123,134,000
Goldman Sachs & Co. LLC	123,134,000	138,526,000	92,351,000	200,093,000	123,134,000
J.P. Morgan Securities LLC	123,134,000	138,526,000	92,351,000	200,093,000	123,134,000
Wells Fargo Securities, LLC	123,134,000	138,526,000	92,351,000	200,093,000	123,134,000
Citigroup Global Markets Inc.	100,000,000	112,500,000	75,000,000	162,500,000	100,000,000
BNP Paribas Securities Corp.	100,000,000	112,500,000	75,000,000	162,500,000	100,000,000
Deutsche Bank Securities Inc.	100,000,000	112,500,000	75,000,000	162,500,000	100,000,000
RBC Capital Markets, LLC	100,000,000	112,500,000	75,000,000	162,500,000	100,000,000
Mizuho Securities USA LLC	100,000,000	112,500,000	75,000,000	162,500,000	100,000,000
U.S. Bancorp Investments, Inc.	60,000,000	67,500,000	45,000,000	97,500,000	60,000,000
SMBC Nikko Securities America, Inc.	60,000,000	67,500,000	45,000,000	97,500,000	60,000,000
PNC Capital Markets LLC	60,000,000	67,500,000	45,000,000	97,500,000	60,000,000
TD Securities (USA) LLC	60,000,000	67,500,000	45,000,000	97,500,000	60,000,000
Truist Securities, Inc.	60,000,000	67,500,000	45,000,000	97,500,000	60,000,000
Santander US Capital Markets LLC	60,000,000	67,500,000	45,000,000	97,500,000	60,000,000
Scotia Capital (USA) Inc.	60,000,000	67,500,000	45,000,000	97,500,000	60,000,000
CIBC World Markets Corp.	11,000,000	12,375,000	8,250,000	17,875,000	11,000,000
HSBC Securities (USA) Inc.	11,000,000	12,375,000	8,250,000	17,875,000	11,000,000
Intesa Sanpaolo IMI Securities Corp.	11,000,000	12,375,000	8,250,000	17,875,000	11,000,000
NatWest Markets Securities Inc.	11,000,000	12,375,000	8,250,000	17,875,000	11,000,000
BNY Mellon Capital Markets, LLC	11,000,000	12,375,000	8,250,000	17,875,000	11,000,000
BBVA Securities Inc.	4,660,000	5,242,000	3,494,000	7,572,000	4,660,000
M&T Securities, Inc.	4,660,000	5,242,000	3,494,000	7,572,000	4,660,000

Total	$2,000,000,000	$2,250,000,000	$1,500,000,000	$3,250,000,000	$2,000,000,000

Joint Book-Running Managers:	Morgan Stanley & Co. LLC

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Mizuho Securities USA LLC

U.S. Bancorp Investments, Inc.

SMBC Nikko Securities America, Inc.

PNC Capital Markets LLC TD Securities (USA) LLC Truist Securities, Inc. Santander US Capital Markets LLC Scotia Capital (USA) Inc.

Co-Managers:	CIBC World Markets Corp. HSBC Securities (USA) Inc. Intesa Sanpaolo IMI Securities Corp. NatWest Markets Securities Inc. BNY Mellon Capital Markets, LLC
BBVA Securities Inc. M&T Securities, Inc.

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated November 10, 2025; Prospectus dated August 29, 2025

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC toll free at 1-866-718-1649, BofA Securities, Inc. toll free at 1-800-294-1322, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC toll free at 1-800-645-3751, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+9, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.